UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Northrop Grumman Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:

	(2)	Aggregate number of securities to which the transaction applies:

	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of the transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

May 4, 2012

CA 12-07

Important Reminder Regarding Your

Northrop Grumman Shares—Your Vote Is Important

To Northrop Grumman Employees:

The company’s 2012 Annual Meeting of Stockholders will be held on May 16. Many of you hold shares of Northrop Grumman company stock through a company savings plan or otherwise. This announcement is to encourage you to vote all of your shares if you have not done so already. Your vote is important, and your input is valued.

The voting deadline for participants in the Northrop Grumman Savings Plan and the Northrop Grumman Financial Security and Savings Program for the company’s 2012 Annual Meeting of Stockholders is May 13 at 11:59 p.m. To cast your vote, please visit www.envisionreports.com/NOC and follow the instructions. It is important to vote all of your Northrop Grumman shares held in the Northrop Grumman Savings Plan or the Northrop Grumman Financial Security and Savings Program.

Please note that you may receive multiple communications (electronically and/or by mail) containing proxy materials and voting instructions. Please review each communication carefully as it is likely not a duplicate. You should receive a separate communication or e-mail containing proxy materials or voting instructions for each type of account in which you hold shares of Northrop Grumman stock. Please be sure to vote all of your shares in each of your accounts.

If you are a participant in the Northrop Grumman Savings Plan or the Northrop Grumman Financial Security and Savings Program, you may direct the plan trustees on how to vote the shares allocated to your account. On April 6, you should have received an e-mail notification from Northrop Grumman’s transfer agent, Computershare, containing instructions for viewing the proxy statement and annual report and for voting your shares.

If you did not receive an e-mail notification, or wish to change your vote, please contact Computershare at (877) 498-8861.